Exhibit 99.4

BeiGene, Ltd.

BeiGene Initiates Phase 3 Pivotal Trial of Anti-PD-1 Antibody Tislelizumab Combined with Chemotherapy as First-Line Treatment for Patients with Advanced Non-Squamous Non-Small Cell Lung Cancer in China

BEIJING, China, and CAMBRIDGE, Mass., July 24, 2018 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ: BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, announced today that the first patient was dosed in a Phase 3 clinical trial of tislelizumab, an investigational anti-PD-1 antibody, combined with chemotherapy, as a potential first-line treatment in Chinese patients with Stage IIIB or IV non-squamous non-small cell lung cancer (NSCLC). Tislelizumab is also being studied in global Phase 3 trials in solid tumors, including second-line non-small cell lung cancer, first-line hepatocellular carcinoma, and second-line esophageal squamous cell carcinoma; two global Phase 2 trials in previously treated advanced hepatocellular carcinoma and relapsed/refractory mature T- and natural killer-cell lymphomas; and two pivotal Phase 2 trials in China in relapsed/refractory classical Hodgkin’s lymphoma and second-line urothelial cancer.

“We are pleased to be enrolling patients in this important trial evaluating the potential impact of adding tislelizumab, an investigational immuno-oncology therapy, to platinum plus pemetrexed chemotherapy, the current global standard of care in first-line treatment of patients with advanced stage non-squamous NSCLC,” commented Amy Peterson, M.D., Chief Medical Officer for Immuno-Oncology at BeiGene.

“As shown by the most recent data from other checkpoint inhibitors, combining immunotherapy and chemotherapy can improve anti-tumor activity and significantly improve outcomes for patients. Our Phase 3 study will assess whether the addition of tislelizumab to standard-of-care chemotherapy will improve outcomes in Chinese patients with advanced lung cancer, a disease known for its poor prognoses even with chemotherapy treatment,” commented Lai Wang, Ph.D., Senior Vice President and Head of China Development at BeiGene.

The Phase 3, open-label, multi-center trial is expected to enroll approximately 320 chemotherapy naïve patients who have Stage IIIB or IV non-squamous NSCLC in mainland China. The trial is designed to compare progression-free survival (PFS) as assessed by the Independent Review Committee (IRC) per RECIST v1.1. Key secondary endpoints include overall survival, overall response rate, PFS by investigator, and safety and tolerability.

“We look forward to building upon our clinical experience with tislelizumab to date by testing the efficacy and safety of this investigational agent in an area of great unmet need, where patients currently have poor outcomes. We are hopeful that patients with Stage IIIB/IV NSCLC will see benefit through enrollment in this trial,” said Prof. Shun Lu, M.D, Director of Shanghai Lung Cancer Center, Shanghai Chest Hospital of Shanghai Jiao Tong University, and the Principal Investigator of this pivotal study.

For more information about the trial, patients and physicians should email BeiGene at clinicaltrials@beigene.com.

About Non-Small Cell Lung Cancer

In China, there were an estimated 733,300 new cases of lung cancer in 2015.(1) Lung cancer is the leading cause of cancer-related death in both men and women, with an estimated 610,200 deaths in China in 2015.(1) According to the American Cancer Society, about 80 to 85 percent of lung cancers are non-small cell lung cancer (NSCLC) and there are three main subtypes: adenocarcinoma, squamous cell (epidermoid) carcinoma and large cell (undifferentiated). For patients with advanced NSCLC, five-year survival rates are approximately 26 percent for Stage IIIB, 10 percent for Stage IVA, and 1 percent for Stage IVB.(2)

About Tislelizumab

Tislelizumab (BGB-A317) is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. Discovered by BeiGene scientists in Beijing, tislelizumab is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. Tislelizumab has demonstrated high affinity and specificity for PD-1. It is potentially differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells, based on preclinical data. Tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumor cancers outside of Asia (except Japan).

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin-bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.(3)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Lucy Li, Ph.D.	Liza Heapes
+1 781-801-1800	+ 1 857-302-5663
ir@beigene.com	media@beigene.com

(1)  Chen et al 2016.

(2)  American Cancer Society. Non-Small Cell Lung Cancer. https://www.cancer.org/cancer/nonsmall-cell-lung-cancer.html. Accessed 07 February 2017.

(3)  ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.